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                                     EX-99.B2

                                        1

                                     BY-LAWS
                                       OF
                            MASON STREET FUNDS, INC.


ARTICLE I:  STOCKHOLDERS.

     1.01.     PLACE OF MEETINGS.

     All meetings of the stockholders shall be held at such place, either within or without the State of Maryland, as is fixed by the Board of Directors and stated in the notice of meeting.

     1.02.     STOCKHOLDERS MEETINGS.

     Meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute may be called by the President or the Board of Directors or by the Secretary on the written request of the holders of not less than 25% of all shares of the corporation entitled to vote at the meeting.

     1.03.     NOTICE OF THE STOCKHOLDERS MEETINGS.

     Notice of each stockholders meeting stating the time and place of the meeting and the purpose or purposes for which the meeting is called shall be given in the form and manner required or permitted by law to each stockholder of record not less than 10 nor more than 90 days prior to the date of the meeting.

     1.04.     QUORUM.

     Except as otherwise expressly required by law or the Articles of Incorporation, at any meeting of the stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast thereat shall constitute a quorum, but a lesser interest may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice. When a quorum is present at any meeting a majority of the votes cast thereat shall decide any question brought before such meeting unless the question is one upon which by express provision of law or the Articles of Incorporation a larger or different vote is required, in which case such express provision shall govern.

     1.05.     PROXIES AND VOTING.

     Stockholders of record may vote at any meeting either in person or by proxy in writing dated not more than eleven months before the date of exercise, which shall be filed with the secretary of the meeting before being voted. Each stockholder shall be entitled to one vote for each share of stock held, and to a fraction of a vote equal to any fractional share held, by him. The Board of Directors shall have

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the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

ARTICLE II:  BOARD OF DIRECTORS.

     2.01.     GENERAL POWERS AND NUMBER.

     The business and affairs of the corporation shall be managed by its Board of Directors. The number of directors of the corporation shall be five.

     2.02.     TENURE AND QUALIFICATIONS.

     Each director shall hold office until the next meeting of stockholders and until his successor shall have been elected and qualified or until his prior death, resignation or removal. A director may be removed from office with or without cause by affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a meeting of stockholders called for that purpose. A director may resign at any time by filing a written resignation with the Secretary of the corporation. Directors need not be residents of the State of Maryland or stockholders of the corporation.

     2.03.     RETIREMENT POLICY.

     A director who has attained age 70 on or before the second Wednesday in March shall be ineligible to be a candidate for another term. The foregoing eligibility requirement shall also be applicable in the case of a candidate who has not previously served as a director.

     2.04.     REGULAR MEETINGS.

     A regular meeting of the Board of Directors shall be held without other notice than this By-law at 2:00 p.m. on the second Wednesday in June each year. The place of such regular meeting shall be the same as the place of the last previous regular meeting of the Board of Directors or such other suitable place as may be announced at such preceding regular meeting of the Board of Directors. The Board of Directors may provide, by resolution, the time and place either within or without the State of Maryland for the holding of additional regular meetings without other notice than such resolution.

     2.05.     SPECIAL MEETINGS.

     Special meetings of the Board of Directors may be called by or at the request of the President or a majority of the members of the Board of Directors of the corporation upon 48 hours written notice. The

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call for such special meeting may fix any place, either within or without the
State of Maryland, as the place for holding any special meeting of the Board of Directors.

     2.06.     VACANCIES.

     Any vacancies occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled until the next succeeding stockholders' election by the affirmative vote of a majority of the directors then in office, whether or not sufficient to constitute a quorum of the Board of Directors; provided, that in the case of a vacancy created by a removal of a director by vote of the stockholders, the stockholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof.

     2.07.     QUORUM.

     A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business, PROVIDED, HOWEVER, that where the Investment Company Act of 1940 requires a different quorum to transact business of a specific nature, the number of directors so required shall constitute a quorum for the transaction of such business. A lesser number may adjourn a meeting from time to time and the meeting may be held without further notice. When a quorum is present at any meeting a majority of the members present thereat shall decide any question brought before such meeting except as otherwise expressly required by law, the Articles of Incorporation or these By-laws.

ARTICLE III:  WAIVER OF NOTICE AND UNANIMOUS CONSENT WITHOUT MEETING.

     3.01.     WAIVER OF NOTICE.

     Whenever any notice is required to be given to any stockholder or director of the corporation under the Articles of Incorporation or By-laws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the stockholder or director entitled to such notice, shall be deemed equivalent to the giving of such notice.

     3.02.     UNANIMOUS CONSENT WITHOUT MEETING.

     Any action required or permitted by the Articles of Incorporation or By-laws or any provision of law, to be taken at a meeting of the stockholders or at a meeting of the Board of Directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of

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the stockholders, or all of the directors, as the case may be, entitled to vote with respect to the subject matter thereof. The consent may be signed in several counterparts.

ARTICLE IV:  OFFICERS.

     4.01.     PRINCIPAL OFFICERS OF THE CORPORATION.

     The principal officers of the corporation shall be a President, one or more Vice Presidents as may be designated by the Board of Directors, a Secretary, a Treasurer and a Controller, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person, except the offices of President and Secretary, and the offices of President and Vice President.

     4.02.     TERM OF OFFICE.

     Upon election, each officer shall hold office until his successor shall have been duly elected or until his prior death, resignation or removal. Any officer may be removed by the affirmative vote of the majority of the Board of Directors.

     4.03.     VACANCIES.

     A vacancy in any principal office shall be filled by the Board of Directors for the unexpired portion of the term.

     4.04.     DUTIES.

     The duties of the respective officers shall be such as usually pertain to their offices and such other duties as may be prescribed by the Board of Directors. In addition, the President, when present, shall preside at all meetings of the stockholders and Board of Directors. In the absence of the President, or inability to act, the Vice President (or in the event that there be more than one Vice President, the Vice President designated by the President or the Board of Directors) shall perform the duties of the President. In the absence of the Secretary or Treasurer, or the inability of such officers to act, such Assistant Secretaries or Assistant Treasurers, as the Board of Directors may, from time to time, appoint, may perform the duties of the Secretary or Treasurer, respectively.
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     4.05.     POWER TO ACT.

     The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances. All contracts, documents, deeds, mortgages and instruments of assignment or pledge made by the corporation, other than such as are authorized as permitted by the first sentence of this Section 4.05, shall be executed in the name of the corporation by the President or one of the Vice Presidents and by the Secretary or an Assistant Secretary; the Secretary or an Assistant Secretary, when necessary or required, shall affix the corporate seal thereto; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers. Unless otherwise ordered by the Board of Directors, the President or any Vice President, the Treasurer or any Assistant Treasurer, shall have full power and authority to attend and act and vote at any meeting of stockholders of any corporation in which the corporation may hold stock, and at such meeting may exercise any and all the rights and powers incident to the ownership of such stock. The President or any Vice President of the corporation may execute proxies to vote shares of stock of other corporations standing in the name of the corporation.

     4.06.     SIGNATURES FOR NEGOTIABLE INSTRUMENTS.

     Checks, drafts, and other negotiable instruments for the disbursement of corporation funds may be signed by the President, a Vice President elected by the Board, the Controller or an Assistant Controller and by the Treasurer or an Assistant Treasurer. In addition to the foregoing, other persons may sign instruments for the disbursement of corporation funds under written authorization signed by the President or a Vice President elected by the Board, and by the Treasurer or an Assistant Treasurer. The signature of one of the persons signing checks, drafts and negotiable instruments may be by facsimile, with such facsimile signature continuing valid and effective even though such person, by death, resignation, change of office or otherwise, no longer has authority to sign such instruments.

 ARTICLE V:  CERTIFICATES FOR SHARES AND THEIR TRANSFER.

     5.01.     CERTIFICATES FOR SHARES.

     The corporation shall issue a certificate or certificates evidencing the capital stock of the corporation, in such form as shall, in conformity to law, be prescribed from time to time by the Board of
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Directors.  Such certificates shall be signed by the President, or a Vice
President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary.

     5.02.     FACSIMILE SIGNATURES AND SEAL.

     The seal of the corporation on any certificate for shares may be a facsimile. If such certificates are countersigned by a transfer agent or registrar other than the corporation or an employee of the corporation, the signatures of the aforementioned officers upon such certificates may be facsimile.

     5.03.     SIGNATURE BY FORMER OFFICER.

     In case any officer who has signed, or whose facsimile signature has been used on, any such certificate shall cease to be such officer of the corporation, before such certificate has been delivered by the corporation, such certificate shall nevertheless be valid and may be issued and delivered as though the person who signed such certificate or whose facsimile signature has been used thereon had not ceased to be such officer of the corporation.


     5.04.     LOST, DESTROYED OR STOLEN CERTIFICATES.

     The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed upon such terms and conditions as the Board of Directors may prescribe.

     5.05.     OPEN ACCOUNTS IN LIEU OF CERTIFICATES.

     The corporation shall, for each holder of stock, maintain or cause to be maintained a stockholder open account in which shall be recorded such stockholder's ownership of stock and all changes therein, and certificates need not be issued for shares so recorded in a stockholder open account.

     5.06.     TRANSFER OF STOCK.

     Transfers of stock for which certificates have been issued will be made only upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, whereupon the corporation will issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction on its books. Transfers of stock evidenced by open account authorized by Section 5.05 will be made upon delivery to the corporation or the transfer agent of the corporation of instructions for
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transfer or evidence of assignment or succession, in each case executed in such manner and with such supporting evidence as the corporation or transfer agent may reasonably require.

     5.07.     RECORD DATES.

     The Board of Directors may fix in advance a date, not less than 10 nor more than 90 days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when they are entitled to exercise any rights with respect to any change or conversion or exchange of capital stock or a date in connection with obtaining any consent or for any other lawful purpose, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such stockholders and only such stockholders as shall be stockholders of record as of the close of business on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

     5.08.     REGISTERED OWNERSHIP.

     The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as the stockholder of record and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Maryland. The original or duplicate stock ledger shall be maintained at 720 East Wisconsin Avenue, Milwaukee, Wisconsin.

     5.09.     STOCK REGULATIONS.

     The Board of Directors shall have the authority to make rules and regulations concerning the issue, transfer and registration of certificates representing shares of the corporation.
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     5.10.     FRACTIONAL SHARES.

     Holders of fractional shares shall, except as may otherwise be provided herein or as may otherwise be provided by the Board of Directors from time to time, have proportional stockholder rights, including the right to vote, receive dividends and participate in any of the assets of the corporation in the event of liquidation.

ARTICLE VI.  PURCHASES AND REDEMPTION OF SHARES.

     6.01.     PURCHASE BY AGREEMENT.

     The corporation may at any time purchase shares of its capital stock in the open market or at private sale, or otherwise, at any price not exceeding the net asset value (as defined in Section 7.01) last determined preceding the time when the purchase or contract to purchase is made.

     6.02.     REDEMPTION.

     Except as provided in Section 6.03, the corporation shall redeem such shares as are offered by any stockholder for redemption, upon the presentation of a written request therefor, duly executed by the record owner, to the office or agency designated by the corporation. If the stockholder has received stock certificates, the request must be accompanied by the certificates, duly endorsed for transfer, in acceptable form; and the corporation will pay therefor the net asset value of the shares next computed after the request, in acceptable form, is so presented. Except as provided in Section 6.03, the redemption price shall ordinarily be paid in cash or by check on current funds and shall be paid on or before the seventh day following the day on which the shares are properly tendered for redemption.

     6.03.     SUSPENSION OR POSTPONEMENT.

     The right to redeem such shares may be suspended, or payment of the redemption value postponed, until seven days after the end of any period during which the New York Stock Exchange is closed or trading thereon is restricted, or any period during which an emergency exists, or as otherwise permitted by the Investment Company Act of 1940.

     6.04 AVAILABLE FUNDS.

     Redemption is conditional upon the corporation having funds or property legally available therefor.
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     6.05.     STATUS OF SELLING STOCKHOLDER.

     From and after the close of business on the day when the shares are properly tendered for redemption the owner shall, with respect to such shares, cease to be a stockholder of the corporation and shall have only the right to receive the redemption price, in accordance with the provisions hereof.

ARTICLE VII.  NET ASSET VALUE

     7.01.     DETERMINATION.

     The net asset value of the corporation shall be determined in the following manner:

     (a) Portfolio securities shall be valued pursuant to Section 7.02. Assets of each Series or class thereof (referred to herein as a "Series") of the corporation other than securities, including cash, interest income, prepaid and accrued items and dividends receivable, shall be appraised or estimated to the date of calculation in such manner as shall be deemed by the Board of Directors to reflect their fair value.

     (b) From the total value of the assets of a Series of the corporation as so determined shall be deducted any liabilities of the Series to the date of calculation, including taxes, investment advisory fees, distribution fees, service fees, administration fees, brokerage fees, and such other expenses, liabilities and proper reserves, if any, of the Series as may be determined in good faith by the Board of Directors to be properly accrued, including reserves for contingencies and taxes on unrealized appreciation of the corporation's assets.

     (c) The resulting amount shall represent the net asset value of the Series' assets and shall be divided by the number of shares of the Series then outstanding (whether or not certificates therefor have been issued), exclusive of any shares of the Series held in its treasury, and adjusted to the nearest $.01 to determine the net asset value per share. The net asset value of each Series' assets and shares as so determined shall be final and conclusive.

     (d) Changes in holdings of each Series' securities shall be reflected no later than in the first calculation on the first business day following the trade date. Changes in the number of outstanding shares of each Series resulting from distributions, repurchases, and redemptions shall be reflected no later than in the first calculation on the first business day following such change.
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     (e)  Notwithstanding anything in the foregoing to the contrary, in calculating net asset value, expenses (including investment advisory fees) and interest income and other income need not be reflected if cumulatively, when netted, they do not amount to as much as $.01 per outstanding share.

     (f) Notwithstanding anything in the foregoing to the contrary, any interim determination of net asset value between calculations made as of the close of the New York Stock Exchange on the preceding business day and the current business day may be estimated so as to reflect any change in current net asset value since the closing calculation on the preceding business day.


     7.02.     VALUATION OF ASSETS.

     Portfolio securities shall be valued in the following manner:

     (a) Portfolio securities for which market quotations are readily available will be valued at current market value. Equity securities listed on a stock exchange and all call options will be valued at the closing sales price on the stock or options exchange or, if there has been no such sale, at the closing bid price; stock index futures contracts and interest rate futures contracts will be valued at the closing settlement price on the commodities exchange; unlisted equity securities will be valued at the closing bid price on the over-the-counter market.

     (b) Debt securities with maturities generally exceeding one year will be valued on the basis of valuation for normal institutional size trading units for debt securities, without regard to exchange or over-the-counter prices, unless the Board of Directors determines that in the case of a particular security some other value is fair.

     (c) Unlisted debt securities with maturities exceeding sixty days but generally not exceeding one year will be valued by marking to market.

     (d) Securities with a remaining maturity of 60 days or less will be valued on an amortized cost basis, or if the current market value differs substantially from the amortized cost, by marking to market.

     (e) All other assets, including any securities for which market quotations are not readily available, will be valued at their fair value as determined in good faith by the Board of Directors or under procedures established by the
Board of Directors.
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     (f)  In case such valuation shall be determined as of a time other than the close of unrestricted trading on a stock exchange, the value of listed securities may be computed by applying to the net asset value as at the close of the exchange on the preceding day, computed as provided above, such adjustments as are authorized by or pursuant to the direction of the Board of Directors and designed reasonably to reflect any material changes in the market value of securities owned by and any other material changes in the assets or liabilities of the Series or in the number of its outstanding shares which shall have taken place since the close of business on such preceding business day.

     7.03.     TIME OF VALUATIONS.

     Valuation of each Series' assets for the purpose of determining the net asset value shall be as of the time of close of trading on the New York Stock Exchange. The net asset value applicable to sales and redemption of each Series' shares shall be the net asset value next computed after receipt of an order to purchase or tender for redemption, of each Series' shares.

ARTICLE VIII:  INVESTMENT OBJECTIVES AND RESTRICTIONS.

     8.01.     OBJECTIVES OF THE INDEX 500 STOCK FUND.

     The investment objective of the Index 500 Stock Fund shall be to achieve long-term appreciation of capital by selecting investments which can reasonably be expected to share in the growth of the Nation's economy over an extended period. The assets of the Fund will be invested primarily in common stocks and other equity securities such as preferred stocks and debt securities with conversion privileges or warrants. From time to time assets may be invested in investment grade debt securities and short-term commercial paper and United States Treasury obligations or temporarily held uninvested for such periods as may appear to be prudent.

     8.02.     OBJECTIVES OF THE SELECT BOND FUND.

     The primary investment objective of the Select Bond Fund shall be to realize as high a level of long-term total rate of return as is consistent with prudent investment risk. The total rate of return consists of current income including interest and discount accruals and capital appreciation. An additional objective shall be to seek preservation of stockholders' capital.
The assets of the Fund shall be invested in bonds and other debt securities with maturities generally exceeding one year including:
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     (a)  publicly offered straight debt securities having a rating within the four highest grades as determined by Moody's Investors Service, Inc. (Aaa, Aa, A or Baa) or Standard & Poor's Corporation (AAA, AA, A or BBB);

     (b) obligations of or guaranteed by the United States Government or its agencies;

     (c) obligations (payable in U.S. dollars) of or guaranteed by the Government of Canada or of a Province of Canada or any instrumentality or political subdivision thereof, provided such obligations have a rating within the three highest grades as determined by Moody's Investors Service, Inc. or Standard & Poor's Corporation and do not exceed 10% of the Fund's total assets;

     (d) publicly offered straight debt securities issued or guaranteed by a national or state bank or bank holding company (as defined in the Federal Bank Holding Company Act, as amended) having a rating within the two highest grades as determined by Fitch's Investor's Service, Inc. (AAA or AA), and certificates of deposit of such banks;

     (e) commercial paper having a rating within the two highest investment grades, as determined by Moody's Investors Service, Inc. (P-1 or P-2) or Standard & Poor's Corporation (A-1 or A-2);

     (f) straight debt securities acquired directly from the issuers in private placement transactions, which securities in the judgment of the Board of Directors, are of investment quality comparable to publicly offered straight debt securities rated Baa by Moody's Investors Service, Inc. or BBB by Standard & Poor's Corporation or better;

     (g)  cash or cash equivalents; and

     (h) debt securities not described above, including securities acquired directly from issuers in private placement transactions.

     The Select Bond Fund may invest up to 15% of its total net assets in high yield bonds and up to 15% of its total net assets in foreign securities, consistent with its investment objective.

8.03.     OBJECTIVES OF THE ASSET ALLOCATION FUND.

     The investment objective of the Asset Allocation Fund is to achieve as high a level of total return, including current income and capital appreciation, as is consistent with reasonable investment risk. The Fund seeks to achieve its objective through a flexible policy of allocating assets among diversified portfolios of common stocks, fixed income securities, and cash.
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     The Fund's assets will be actively managed, maintaining a balance over time between investment opportunities and their associated potential risks. In response to changing market and economic conditions, the Fund's net assets may be reallocated among the asset categories.

     Equity securities in which the Fund may invest include common stocks, preferred stocks, and securities that are convertible into common stocks, such as warrants and convertible bonds. Bonds purchased by the Fund will be primarily investment-grade debt obligations, although the Fund may also invest in non-investment-grade debt obligations. The cash portion of the Fund may include, but is not limited to, debt securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, commercial paper, banker's acceptances, certificates of deposit and time deposits. The Fund may invest in obligations of domestic and foreign banks and their subsidiaries and branches.

     The Fund also has the flexibility to take advantage of investment opportunities around the world by investing in foreign securities. The Fund may invest in foreign securities, including both direct investments and investments made through depository receipts. The Fund will normally invest 20-25% of its equity investments in foreign equities.

     The Fund's investments will be allocated among countries (including developing countries), geographic regions, and currencies in response to changing market and economic trends.

     The Fund may invest in any of the securities in which the Growth and Income Stock Fund, Growth Stock Fund, Aggressive Growth Stock Fund, International Equity Fund, High Yield Bond Fund or Select Bond Fund may invest. The Fund may invest in or write option contracts, stock index futures contracts, including indexes on specific industries, interest rate futures contracts, foreign currency futures and forward contracts, repurchase agreements and warrants.

     8.04.     OBJECTIVES OF THE AGGRESSIVE GROWTH STOCK FUND

     The investment objective of the Aggressive Growth Stock Fund shall be to achieve long-term appreciation of capital primarily by investing in the common stocks of companies which can reasonably be expected to increase their sales and earnings at a pace which will exceed the growth rate of the nation's economy over an extended period. The assets of the Fund will be invested primarily in common stocks and other equity securities such as preferred stocks and debt securities with conversion privileges or warrants. From time to time assets may be invested in investment grade debt securities and short-term
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                                      -14-


commercial paper and United States Treasury obligations or temporarily held uninvested for such periods as may appear to be prudent. The Fund may also invest in futures and options contracts.

     8.05.  OBJECTIVES OF THE INTERNATIONAL EQUITY FUND

     The investment objective of the International Equity Fund shall be to achieve long-term capital growth through a flexible policy of investing in stocks and debt obligations of companies and governments outside the United States. At least 65% of the assets of the Fund will be invested in securities of issuers in at least three countries outside the United States. Any income realized will be incidental. Although the Fund will generally invest in common stocks, it may also invest in preferred stocks and certain debt securities such as convertible bonds which are rated in any category by Moody's Investors Service, Inc. or Standard & Poor's Corporation or which are unrated by any rating agency. For temporary defensive purposes, the Fund may invest without limit in commercial paper, certificates of deposit, bank time deposits in the currency of any nation, bankers acceptances, U.S. Government securities, corporate debt obligations, and repurchase agreements with respect to these securities. The Fund may purchase and sell financial futures contracts, stock index futures contracts, and foreign currency futures contracts for hedging purposes only and not for speculation. It may engage in such transactions only if the total contract value of the futures contracts does not exceed 20% of the Fund's total assets.


     8.06.  OBJECTIVES OF THE HIGH YIELD BOND FUND

     The investment objective of the High Yield Bond Fund shall be to achieve high current income and capital appreciation primarily by investing in a diversified selection of fixed income securities rated Ba1 or lower by Moody's Investors Service, Inc. or BB+ or lower by Standard and Poor's Corporation. The Fund may also invest in unrated securities. In addition to notes and bonds, the Fund may invest in preferred stocks and convertible securities, including warrants or other equity securities issued as part of a fixed income offering. The Fund may purchase put and call options, on individual securities as well as indexes, and may write covered call and secured put options. The Fund may invest available temporary cash in short-term obligations. The Fund may invest more substantially in such short-term obligations or in investment grade securities for such periods as may appear to be prudent. The Fund may invest in foreign securities consistent with its investment objective. Such investments may be in United States
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currency denominated debt issues or in debt securities denominated in the currency of other nations. The Fund may attempt to hedge its foreign exchange exposure by engaging in foreign currency futures contracts.

     8.07.  OBJECTIVES OF THE GROWTH STOCK FUND

     The investment objective of the Growth Stock Fund shall be to achieve long-term growth of capital. The Fund shall seek to achieve this objective by investing in companies which have above average earnings growth potential. The Growth Stock Fund shall invest primarily in common stocks of well-established companies. The Growth Stock Fund may also invest in any of the securities in which the Growth and Income Stock Fund or the Aggressive Growth Stock Fund may invest, including, but not limited to, preferred stock, convertible bonds, short-term commercial paper and covered call options.

     8.08.     OBJECTIVES OF THE GROWTH AND INCOME STOCK FUND

     The investment objectives of the Growth and Income Stock Fund shall be long-term growth of capital and income, consistent with reasonable investment risk. The Fund may invest in dividend-paying common stock as well as other equity securities, consisting of, among other things, nondividend-paying common stock, preferred stock, and securities convertible into common stock, such as convertible preferred stock and convertible bonds, and warrants. The Fund may also invest in American Depository Receipts (ADRs). The Fund may also enter into firm commitment agreements, purchase securities on a "when-issued" basis, and invest in foreign securities if they are U.S. exchange-listed. The Fund may also invest in money market instruments, including U.S. Government securities, short term bank obligations that are rated in the highest two rating categories by Moody's Investors Service, Inc. or Standard & Poor's Corporation, or, if unrated, are determined to be of equal quality by the manager of the Fund, certificates of deposit, time deposits and banker's acceptances issued by U.S. and foreign banks and savings and loan institutions with assets of at least $500 million as of the end of their most recent fiscal year; and commercial paper and corporate obligations, including variable rate demand notes, that are issued by U.S. and foreign issuers and that are rated in the highest two rating categories by Moody's Investors Service, Inc. or Standard & Poor's Corporation, or if unrated, are determined to be of equal quality by the manager of the Fund. The Fund shall invest in such money market instruments only to invest temporary cash balances, to maintain liquidity to meet redemptions or expenses or as a temporary defensive measure.

Convertible bonds and other fixed income securities (other than money market instruments) in which the Fund may invest shall, at the time of investment, be rated Baa or better by Moody's Investors Service, Inc. or BBB or better by Standard & Poor's Corporation or, if not so rated, shall be of comparable quality as determined by the manager of the Fund. In pursuing its investment objective, the Fund may also engage in the purchase and writing of put and call options on securities and stock indexes and may purchase or sell stock index futures contracts and options thereon.

     8.09.  OBJECTIVES OF THE MUNICIPAL BOND FUND.

     The investment objective of the Municipal Bond Fund shall be to provide shareholders with as high a level of total return, with federally tax-exempt current income, as is consistent with preservation of capital. The assets of the Fund will be invested primarily in a diversified portfolio of investment-grade municipal obligations.

     Municipal obligations are debt obligations issued by states, territories, and possessions of the United States and the District of Columbia and their political subdivisions, agencies and instrumentalities, or multi-state agencies or authorities, the interest from which is, in the opinion of bond counsel to the issuer, exempt from federal income tax. Municipal obligations generally include debt obligations issued to obtain funds for various public purposes as well as certain industrial development bonds issued by or on behalf of public authorities.

     The Fund may also invest in taxable debt securities and tax-exempt "private activity" bonds issued after August 7, 1986, whose proceeds are directed at least in part to a private, for-profit organization (alternative minimum tax bonds). The Fund may lend securities. The Fund may also invest in options and futures contracts and repurchase agreements. The Fund may also invest in any of the securities in which the Select Bond Fund may invest, including, but not limited to, commercial paper, U.S. Treasury Bills and other obligations of or guaranteed by the U.S. government or its agencies, cash and cash equivalents.

     8.10.     RESTRICTIONS.

     Each Fund shall not:

     (a) Acquire more than 25% of any class of equity securities of any one issuer or, with respect to at least 75% of the value of the total assets of the Fund, invest more than 5% of the value of such assets in the securities of any one issuer (except securities issued or guaranteed by the U.S. Government or its agencies), or invest in more than 10% of the outstanding voting securities of any one issuer.

     (b) Invest for the purpose of influencing management or exercising control, but freedom of action is reserved with respect to exercise of voting rights in respect of securities in the Fund.

     (c) Purchase any security on margin, but each Fund may obtain such short-term credits as are necessary for the clearance of purchases and sales of securities.

     (d)  Make short sales of securities.

     (e) Purchase the securities of any other investment company, except in open-market transactions involving no commission or profit to a dealer (other than the customary broker's commission) or in connection with mergers, consolidations or acquisitions of assets, in amounts not exceeding 10% of the total assets of the Fund.

     (f) Act as a securities underwriter for other issuers, but the Fund may purchase securities under circumstances where, if the securities are later publicly offered or sold by the corporation, it might be deemed to be an underwriter for purposes of the Securities Act of 1933.

     (g) Purchase or sell real estate. However, the Fund may invest in securities issued by companies, including real estate investment trusts, which invest in real estate or interests therein.

     (h) Invest in commodities or commodity contracts, except stock index futures contracts, including indexes on specific industries, interest rate futures contracts, and foreign currency futures contracts as provided for in paragraph (k).

     (i) Invest more than 15% of the value of the total assets of the Fund in securities which are restricted as to disposition under federal securities laws and in other illiquid assets.

     (j) Invest more than 25% of the value of the total assets of the Fund in any one industry, except for investments of the Fund in U.S. Treasury Bills, other obligations of or guaranteed by the U.S. Government or its agencies, certificates of deposit or bankers' acceptances.

     (k) Issue senior securities or borrow money except for short-term credits as may be necessary for the clearing of transactions and except for temporary purposes to the extent of 5% of the total assets of a Fund. A Fund may enter into reverse repurchase agreements. Amounts borrowed for temporary purposes and amounts subject to reverse repurchase agreements are subject to a 300% asset coverage requirement. If such amounts in the aggregate exceed this asset coverage requirement, a Fund shall be required within three days to reduce such amounts to meet the requirement. Each of the Funds (except the Select Bond Fund, Municipal Bond Fund, and High Yield Bond Fund) may enter into stock index futures contracts, including indexes on specific industries. The Select Bond, International Equity, Asset Allocation, High Yield Bond and Municipal Bond Funds may enter into interest rate futures contracts. The International Equity Fund, Asset Allocation Fund, Select Bond Fund and High Yield Bond Fund may also buy and sell foreign currency futures contracts. In all cases, the futures contracts must be purchased or sold solely as a hedge against changes in the values of securities held in or to be purchased for the Fund. Immediately after entering into any futures contract, the sum of the initial margin deposits on all open futures positions (other than an offsetting transaction) shall not exceed 5% of the value of the Fund's total assets.

     (l) Make loans aggregating more than 10% of the total assets of the Fund at any one time, provided that neither the purchase of a portion of an issue of publicly distributed bonds, debentures, or other debt securities, nor the purchase of short-term debt securities, is to be considered as a loan.

     (m) Make loans to persons who intend to use the proceeds for non-business purposes or to companies which (including predecessors) have been in business for less than three years. However, a Fund may invest in securities which are subject to agreement by the seller to repurchase the securities within a period of not more than thirty days. Securities in this category shall be limited to obligations of or guaranteed by the U.S. Government or its agencies or by the Government of Canada or of a Province of Canada or any instrumentality or political subdivision thereof, certificates of deposit of banks or commercial paper which meets the criteria for other commercial paper in which the Fund may invest. No more than 10% of a Fund's total assets shall be invested in repurchase agreements which have maturities of more than seven days.

     (n) In the case of the International Equity Fund, invest more than 15% of its total assets in securities of foreign issuers which are not listed on a recognized United States or foreign securities exchange.

ARTICLE IX:  INDEMNIFICATION.

     9.01.     SCOPE OF INDEMNIFICATION.

     Any person (and his heirs, executors, and administrators) who is serving or has served as a director or officer of the corporation, or at its request, as a director, officer or employee of another corporation in which it owns shares of capital stock or of which it is a creditor shall be indemnified by the corporation against expenses (including counsel fees and disbursements, and where the action, suit or proceeding is not brought by or on behalf of the corporation, amounts of any judgment, fine or penalty and reasonable amounts paid in settlement) actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding (or in connection with any reasonable apprehension or threat of such action, suit or proceeding) civil, criminal or administrative, in which he is made a party (or involved in) by reason of being or having been a director, officer or employee of the corporation, or of such other corporation. No indemnification shall be provided hereunder in relation to such matters as to which such person is adjudged in such action, suit or proceeding to be liable for (i) negligence or misconduct in the performance of duty to the corporation, except to the extent permitted by law, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal act or proceeding, had no reasonable cause to believe his conduct was unlawful or (ii) willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

     9.02.     PAYMENT.

     A claim for indemnification shall be paid by the corporation upon a final decision on the merits by a court or other body before whom the action, suit or proceeding was brought, or, in the absence of such a decision, a reasonable determination, based upon a review of the facts, by the vote of the majority of a quorum of disinterested, non-party directors or an independent legal counsel in a written opinion, that such person (i) was not negligent or engaged in misconduct in the performance of a duty to the corporation or, to the extent permitted by law, if negligent or so engaged, such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful, and (ii) has no liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Advances against expenses may be made by the corporation on terms fixed by the Board of Directors upon receipt of an undertaking by or on behalf of the recipient to repay the advance unless it is ultimately determined that he is entitled to indemnification, provided (i) the recipient provides security for his undertaking, or (ii) the corporation is insured against losses arising by reason of any lawful advances or (iii) a majority of a quorum of the disinterested, non-party directors of the corporation, or an independent legal counsel in a written opinion, determines, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the recipient ultimately will be found entitled to indemnification.

ARTICLE X:  AMENDMENTS.

     10.01.    BY BOARD OF DIRECTORS.

     As provided in the Articles of Incorporation, the Board of Directors shall have the power to make, alter or repeal By-laws of the corporation.

     10.02.    BY STOCKHOLDERS.

     As provided in the Articles of Incorporation, the power of the Board of Directors to make, alter or repeal By-laws is subject to the power vested in and reserved to the stockholders to modify or rescind any such action by affirmative vote or written order, direction or consent of the holders of the majority of the outstanding stock of the corporation. Any action to make, alter or repeal the By-laws, or any of them, set forth in Article VIII or any other By-law which affects a Fund (as defined in the Investment Company Act of 1940) may be modified or rescinded with respect to that Fund by the holders of the majority of the outstanding stock of the Fund.